UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                                Blockbuster Inc.
                                ----------------
                                (Name of Issuer)

                              Class A Common Stock
                              --------------------
                         (Title of Class of Securities)

                                    093676104
                                    ---------
                                 (CUSIP Number)


                                December 22, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]     Rule 13d-1(b)
         [X ]     Rule 13d-1(c)
         [  ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  2 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           The Eureka (Euro) Fund Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  3 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace LLP
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  4 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace Asset Management Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England and Wales
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  5 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Paul Marshall
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  6 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Ian Wace
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  7 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Mark Hawtin
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                             ------------------------
CUSIP No. 093676104                      13G            Page  8 of   12  Pages
---------------------------                             ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Duncan Ford
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER

                                0

                         ------ ------------------------------------------------
         NUMBER OF           6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY             0
         OWNED BY        ------ ------------------------------------------------
           EACH              7  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                0
           WITH
                         ------ ------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                0
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 9 of 12 pages

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock (defined below) of Blockbuster Inc., a Delaware corporation, to amend the Schedule 13G filed on July 8, 2005 (the "Schedule 13G") and to report beneficial ownership of less than 5% of the total outstanding Common Stock. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4     Amount Beneficially Owned:
           --------------------------

Item 4 of the Schedule 13G is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:

A.  The Eureka (Euro) Fund Limited
    ------------------------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%. The percentages used herein and elsewhere in this Amendment No. 1 are calculated based upon the 119,703,075 shares of Common Stock stated to be issued and outstanding as of November 8, 2005, as reflected in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

B. Marshall Wace LLP
   -----------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the  disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0

C.   Marshall Wace Asset Management Limited
     --------------------------------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%.
(c) Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 0
          (ii)  Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv)  Shared power to dispose or direct the disposition: 0


                               Page 10 of 12 pages

D.  Paul Marshall
    -------------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%.
(c) Number of shares as to which such person has:
           (i)   Sole power to vote or direct the vote: 0
           (ii)  Shared power to vote or direct the vote: 0
           (iii) Sole power to dispose or direct the disposition: 0
           (iv)  Shared power to dispose or direct the disposition: 0

E.  Ian Wace
    --------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%.
(c) Number of shares as to which such person has:
           (i)   Sole power to vote or direct the vote: 0
           (ii)  Shared power to vote or direct the vote: 0
           (iii) Sole power to dispose or direct the disposition: 0
           (iv)  Shared power to dispose or direct the disposition: 0

F.  Mark Hawtin
    -----------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%.
(c) Number of shares as to which such person has:
           (i)   Sole power to vote or direct the vote: 0
           (ii)  Shared power to vote or direct the vote: 0
           (iii) Sole power to dispose or direct the disposition: 0
           (iv)  Shared power to dispose or direct the disposition: 0

G.  Duncan Ford
    -----------
(a) Amount beneficially owned: 0
(b) Percent of class: 0%.
(c) Number of shares as to which such person has:
           (i)   Sole power to vote or direct the vote: 0
           (ii)  Shared power to vote or  direct the vote: 0
           (iii) Sole power to dispose or direct the disposition: 0
           (iv)  Shared power to dispose or direct the disposition: 0


Item 5   Ownership of Five Percent or Less of a Class:
         --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


                              Page 11 of 12 pages

Item 10  Certification:
         -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]


                              Page 12 of 12 pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2006

                                   THE EUREKA (EURO) FUND LIMITED


                                   /s/ Paul Marshall
                                   --------------------------------
                                   Name:    Paul Marshall
                                   Title:   Director

                                   MARSHALL WACE LLP
                                   By:  Marshall Wace Asset Management Limited,
                                          its Managing Member


                                   /s/ Ian Wace
                                   --------------------------------
                                   Name:    Ian  Wace
                                   Title:   Director

                                   MARSHALL WACE ASSET MANAGEMENT LIMITED


                                   /s/ Duncan Ford
                                   --------------------------------
                                   Name:    Duncan Ford
                                   Title:   Director


                                   /s/ Paul Marshall
                                   --------------------------------
                                   Paul Marshall



                                   /s/ Ian Wace
                                   --------------------------------
                                   Ian Wace


                                   /s/ Mark Hawtin
                                   --------------------------------
                                   Mark Hawtin


                                   /s/ Duncan Ford
                                   --------------------------------
                                   Duncan Ford